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FILED PURSUANT TO RULE 424(B)(3)
REGISTRATION NO. 333-113116

PROSPECTUS

18,181,818 Shares

Silicon Graphics, Inc.

Common Stock, par value $0.001 per share

        We issued the common stock in a private placement on February 19, 2004 at an issue price of $2.75 per share. This prospectus will be used by selling securityholders to resell their shares of common stock. We will not receive any of the proceeds from the sale of these securities.

        Our common stock is listed on the New York Stock Exchange under the symbol "SGI." The closing sale price of our common stock on the New York Stock Exchange on April 21, 2004 was $2.28 per share.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 2 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 22, 2004

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration or continuous offering process. Under this shelf process, selling securityholders may from time to time sell the securities described in this prospectus in one or more offerings.

        This prospectus provides you with a general description of the securities that the selling securityholders may offer. Each time a selling securityholder sells securities, that selling securityholder is required to provide you with a prospectus and/or a prospectus supplement containing specific information about the selling securityholder and the terms of the securities being offered. A prospectus supplement may include other special considerations applicable to those securities. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

        The registration statement, of which this prospectus is a part, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read on the website maintained by the Securities and Exchange Commission or at the offices of the Securities and Exchange Commission as set forth under the heading "Where You Can Find More Information."

        You should rely only on the information included or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

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SUMMARY

        This summary may not contain all the information that may be important to you. You should read the entire prospectus, including the financial data and related notes and other information incorporated by reference, before making an investment decision. The terms "SGI," "we," "us," and "our" refer to Silicon Graphics, Inc.

Silicon Graphics, Inc.

        We provide products, services and solutions for use in high-performance computing, storage and visualization. We sell highly scalable servers, advanced visualization systems, desktop workstations, storage solutions and a range of software products which enable our customers in the scientific, technical and creative communities to solve their most challenging problems and provide them with strategic and competitive advantages in their marketplace. We also offer a range of services and solutions, including professional services, Reality Center® immersive visualization centers, customer support and education. These products and services are targeted primarily towards five market segments: Government and Defense, Science, Manufacturing, Energy, and Media.

        Our principal executive offices are located at 1500 Crittenden Lane, Mountain View, California 94043, and our telephone number is (650) 960-1980. We maintain a website at www.sgi.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

RISK FACTORS

        Our business faces many risks. If any of the events or circumstances described in the following risk factors actually occur, our business, financial condition or results of operations could suffer, and the trading price of our common stock could decline. The risks described below may not be the only risks we face. Additional risks that we do not yet know of or that we currently believe are immaterial may also impair our business operations. You should consider the following risks, as well as the other information included or incorporated by reference in this prospectus before deciding to invest in our common stock.

Risks Relating to our Business

We have recently introduced a number of new products, including the SGI Altix product family, but we cannot assure you they will achieve market acceptance.

        In January 2003, we introduced the SGI® Altix® family of servers and superclusters based on the Intel® Itanium® 2 processor and the Linux® operating system, and we have continued to introduce additional products in the Altix line during fiscal 2004. Risks associated with this new product line include dependence on Intel in terms of price, supply, performance, and product roadmaps; the availability of Linux applications optimized for the 64-bit Itanium platform or our scalable systems architecture; acceptance of the Linux operating system in demanding environments; and competition from other suppliers of Linux-oriented servers. There can be no assurance that this new product line will achieve market acceptance or provide significant incremental revenue to compensate for the expected continued decline in sales of our traditional MIPS® processor and IRIX® operating system based products associated with an industry shift towards systems based on commodity processors. In July 2003, we introduced new highly scalable visualization products. Our ability to achieve future revenue growth will depend significantly on the market success of these products. If one or more of the product lines were to fail in the market, it could have an adverse effect on our business.

We are concentrating our R&D investments.

        As an increasing percentage of our R&D and marketing budget is devoted to potential growth areas, including the SGI Altix family of servers, visualization and storage, a declining amount both in percentage and absolute terms is being devoted to the traditional MIPS and IRIX products, which continue to supply the bulk of our revenue. Managing this transition without unduly compromising the competitiveness of the MIPS and IRIX family and the quality of support received by customers will be key to our success. There can be no assurance that this transition will not impair our customer relationships and our competitive position.

We have been incurring losses and consuming cash in our operations and must reverse these trends and generate cash from other sources in fiscal 2004.

        We have incurred net losses and negative cash flows from operations during each of the past several fiscal years. At December 26, 2003, our principal sources of liquidity included unrestricted cash and marketable investments of $109 million, down from $141 million at June 27, 2003. We expect to continue to consume cash from operations in the third quarter of fiscal 2004. Due to the significant intra-quarter fluctuations in our cash levels that result from timing differences between our payments to vendors and our collections from customers, our cash levels tend to be at their highest at the end of the quarter. As a result, we continue to focus on expense controls and working capital efficiencies to maintain adequate cash levels. Notwithstanding having generated cash through the sale of common stock, the resale of which is covered by this prospectus, we continue to explore alternatives for generating cash through dispositions of non-core assets, such as our Alias software business. If we fail to reduce the cash consumption from operations and to generate cash from these other sources on a timely basis, or if the cash requirements of our business change as the result of changes in terms from vendors or other causes, we could no longer have the cash resources required to run our business.

We may not be able to obtain additional capital when needed.

        We have an asset-based credit facility that may be declared to be in default if we fail to meet certain financial and other covenants. This facility matures in April 2005, subject to acceleration upon various events of default. The facility is secured by our U.S. and Canadian accounts receivable, U.S. inventory and equipment, the pledge of certain intellectual property and $10 million cash collateral. We also deposit additional cash when eligible accounts receivable and other collateral, which fluctuate within the quarter, are below the level needed to secure our letters of credit. At December 26, 2003, this facility was secured by a total of $25 million cash collateral. During the second quarter of fiscal 2004 we had a violation of a covenant that was administrative in nature for which we received a waiver of compliance. We also obtained waivers of compliance with the covenants of the facility from the lenders in the first, third and fourth quarters of fiscal 2003. If we are not able to comply with the financial and other covenants of this facility or there is a material adverse change impairing our ability to repay the outstanding balance, the facility may be declared to be in default. If a default is declared and not waived or if the facility matures and is not renewed, we may not be able to obtain alternative sources of financing on acceptable terms.

        In the future, we may need to obtain additional financing to fund our business or repay our debt, and there can be no assurance that financing will be available in amounts or on terms acceptable to us. In addition, if funds are raised through further incurrence of debt, our operations and finances may become subject to further restrictions and we may be required to limit our service or product development activities or other operations, or otherwise modify our business strategy. If we obtain additional funds by selling any of our equity securities or if we issue equity derivative securities in connection with obtaining debt financing, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution, the equity securities may have rights, preferences or privileges senior to the common stock and the use of our net operating loss carryforwards may be limited.

We may become involved in intellectual property disputes.

        We routinely receive communications from third parties asserting patent or other rights covering our products and technologies. Based upon our evaluation, we may take no action or may seek to obtain a license. We are in discussions with several parties that have asserted intellectual property infringement claims. In any given case there is a risk that a license will not be available on terms that we consider reasonable, or that litigation will ensue. We expect that, as the number of hardware and software patents issued continues to increase, and as competition in the markets we address intensifies, the volume of these intellectual property claims will also increase.

        In addition, our increasing visibility as a supplier of Linux-based systems and as a participant in the open source software community increases our risk of becoming embroiled in the intellectual property disputes concerning these subjects, such as the current widely reported litigations between SCO Group on the one hand and IBM, Novell and Red Hat on the other. In the fall of 2003, we received a notice from SCO Group stating its intention to terminate the fully paid license to certain UNIX® operating system-related code under which we distribute our IRIX operating system, on the basis that we have breached the terms of such license. We believe that the SCO Group's allegations are without merit and that our fully paid license is non-terminable. Nonetheless, there can be no assurance that this dispute with SCO Group will not escalate into litigation, which could have a material adverse effect on SGI, or that SCO Group's intellectual property claims will not impair the market acceptance of the Linux operating system.

We are increasingly dependent on partners and suppliers.

        Our business has always involved close collaboration with partners and suppliers. However, many elements of our current business strategy, including the recent addition of scalable servers based on Itanium 2 processors and the Linux operating system, will increase our dependence on Intel and other partners, and on our manufacturing partners and other component suppliers. Our business could be adversely affected, for example, if Intel fails to meet product release schedules, if we experience supply constraints, or if we experience any other interruption or delay in the supply chain. The competitiveness of our system products, particularly our servers, is significantly affected by the availability on our platform of third-party software applications that are important to customers in our target markets. Our ability to work with our software partners to ensure porting of these applications to our IRIX operating system and to Linux is a key factor to our business success.

We are dependent on sales to the U.S. government.

        A significant portion of our revenue is derived from sales to the U.S. government, either directly by us or through system integrators and other resellers. Sales to the government present risks in addition to those involved in sales to commercial customers, including potential disruptions due to appropriation and spending patterns. The U.S. government can typically terminate or modify its contracts with us at any time for its convenience. Any disruption or limitation in our ability to do business with the U.S. Government could have an adverse impact on SGI.

        A portion of our business requires security clearances from the U.S. government. We have implemented measures to maintain our clearances in light of the fact that our Chairman and Chief Executive Officer, Robert Bishop, is an Australian citizen. These arrangements are subject to periodic review by customer agencies and the Defense Security Service of the Department of Defense.

Our business experiences period-to-period fluctuations in operating results.

        Our operating results may fluctuate for a number of reasons. Delivery cycles, other than those for large-scale server products, are typically short. Over half of each quarter's product revenue results from orders booked and shipped during the third month, and disproportionately in the latter half of that month. These factors make the forecasting of revenue inherently uncertain. Because we plan our operating expenses, many of which are relatively fixed in the short term, on expected revenue, even a relatively small revenue shortfall may cause a period's results to be substantially below expectations. Such a revenue shortfall could arise from any number of factors, including lower than expected demand, supply constraints, delays in the availability of new products, transit interruptions, overall economic conditions, military or terrorist actions, or natural disasters. Demand can also be adversely affected by concerns specifically associated with our financial health and by product and technology transition announcements by SGI or our competitors. The timing of customer acceptance of certain large-scale server products may also have a significant effect on periodic operating results. Margins are heavily influenced by revenue levels, mix considerations, including geographic concentrations, the mix of product and service revenue, and the mix of server and desktop product revenue as well as the mix of configurations within these product categories.

Many of our international sales require export licenses.

        Our sales to foreign customers are subject to export regulations. Sales of many of our high-end products require clearance and export licenses from the U.S. Department of Commerce under these regulations. Our international sales would be adversely affected if such regulations were tightened, or if they are not modified over time to reflect the increasing performance of our products. We could also be adversely affected to the extent that the export rules favor clusters of individual systems as compared to the larger integrated systems that we tend to offer.

        The Swiss authorities are investigating compliance with their export regulations in connection with exports from the Swiss manufacturing facility that was closed during the second quarter of fiscal 2002. We believe that this matter will be resolved without a significant adverse effect on our business, operating results or financial condition.

We may not be able to develop and introduce new products on a timely basis.

        Meeting our objectives for the future will require that our recently introduced products achieve success in the marketplace and that we succeed in the timely development and introduction of more successful new products. Product transitions are a recurring part of our business. A number of risks are inherent in this process.

        The development of new technology and products is increasingly complex and uncertain, which increases the risk of delays. The introduction of new computer systems requires close collaboration and continued technological advancement involving multiple hardware and software design teams, internal manufacturing teams, outside suppliers of key components such as semiconductors and outsourced manufacturing partners. The failure of any one of these elements could cause our products under development to fail to meet specifications or to miss the aggressive timetables that we establish. There is no assurance that development or acceptance of our new systems will not be affected by delays in this process.

        Short product life cycles place a premium on our ability to manage the transition to new products. We often announce new products in the early part of a quarter while the product is in the final stages of development and testing, and seek to manufacture and ship the product in volume during the same quarter. Our results could be adversely affected by such factors as development delays, the release of products to manufacturing late in any quarter, quality or yield problems experienced by suppliers, variations in product costs and excess inventories of older products and components. In addition, some customers may delay purchasing existing products in anticipation of new product introductions.

        Most products are upgraded during their product life cycle. The ability to upgrade products in a timely fashion is necessary to compete in the computer industry. Delay in introducing updates and upgrades can adversely affect acceptance and demand for product.

We operate in a highly competitive industry.

        The computer industry is highly competitive, with rapid technological advances and constantly improving price/performance. Most of our competitors have substantially greater technical, marketing and financial resources. They also generally have a larger installed base of customers and a wider range of available applications software. Competition may result in significant discounting and lower gross margins.

We may not be able to retain and attract qualified employees.

        Our success depends on our ability to continue to attract, retain and motivate highly qualified technical, sales and marketing and management personnel. The uncertainties surrounding our business prospects and our continuing restructuring actions have increased the challenges of retaining world-class talent. We implemented further restructuring actions during fiscal 2003 and the first quarter of fiscal 2004. As we continue to work through the turnaround process, there is no guarantee that we will not lose highly qualified employees or that we will be able to hire highly qualified candidates as new skills are needed.

We may not be able to utilize a significant portion of our net operating loss and credit carryforwards.

        We have generated a significant amount of net operating loss carryforwards due to prior period losses. U.S. and State income tax laws limit the amount of these carryforwards a company can utilize upon a greater than 50% cumulative shift of stock ownership over a three year period. The issuance of additional common stock, including issuances in financing transactions or on conversion of our outstanding convertible bonds such as the 2009 Senior Convertible Notes issued in December 2003, will count towards this cumulative ownership shift. There is a risk that our ability to use our existing carryforwards in the future could be limited, and not available to offset income tax liabilities from future profits. This would have an effect our cash balances and liquidity, but would not reduce our income after taxes, since any affected loss and credit carryforwards have been subjected to a valuation allowance in prior periods.

Our business is subject to market risk.

        In the normal course of business, our financial position is routinely subjected to a variety of risks, including market risk associated with interest rate movements and currency rate movements on non-U.S. dollar denominated assets and liabilities, as well as collectibility of accounts receivable. We regularly assess these risks and have established policies and business practices to protect against the adverse effects of these and other potential exposures. As a result, we do not anticipate material losses in these areas.

Risks Relating to our Common Stock

Our stock price has been and is likely to continue to be highly volatile.

        The trading price of our common stock has been and is likely to continue to be highly volatile. Our stock price could be subject to extreme fluctuations in response to a variety of factors, including:

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  actual or anticipated variations in quarterly operating results;

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  announcements of technological innovations;

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  new products or services offered by us or our competitors;

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  changes in our liquidity profile;

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  the commencement of or developments concerning litigation or regulatory proceedings;

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  conditions or trends in the high-performance computing, storage and visualization industries;

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  adoption of industry standards and the inclusion or compatibility of our technology with such standards;

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  adverse or unfavorable publicity regarding us or our products;

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  additions or departures of key personnel;

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  sales of common stock;

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  changes in financial estimates by securities analysts;

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  changes in the economic performance and/or market valuations of high-performance computing, storage and visualization industries;

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  our announcement of significant acquisitions, strategic partnerships, joint ventures or capital commitments; and

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  other events or factors that may be beyond our control.

In addition, technology stocks tend to exhibit price and volume volatility. This volatility and decline has affected many companies irrespective of or disproportionately to the operating performance of these companies. Additionally, industry factors may materially adversely affect the market price of our common stock, regardless of our actual operating performance.

Our substantial indebtedness could adversely affect our financial condition.

        As of December 26, 2003, we had outstanding indebtedness of $333 million, of which $311 million was long-term indebtedness. Our indebtedness could have important consequences for you. For example, it could:

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  limit our ability to obtain additional financing;

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  increase our vulnerability to general adverse economic and industry conditions;

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  limit our flexibility in planning for, or reacting to, changes in our business and the industry; and

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  place us at a competitive disadvantage relative to our competitors.

        In addition, in the event of our bankruptcy, liquidation or reorganization, our assets will be available for the holders of our common stock only after all of our and our subsidiaries' outstanding indebtedness has been paid in full in cash or other payment satisfactory to the holders of our and our subsidiaries' indebtedness. There may not be sufficient assets remaining for holders of our common stock. We anticipate that from time to time, we and our subsidiaries will incur additional indebtedness.

Future sales of shares by existing stockholders could affect our stock price.

        The shares held by our stockholders, including our executive officers and directors, may be sold in the public market at any time and from time to time, subject in certain cases to volume limitations under Rule 144 of the Securities Act of 1933, as amended (the "Securities Act") and various vesting agreements. If any of these stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could decline. In addition, shares subject to outstanding options and shares reserved for future issuance under our stock option and purchase plans will continue to become eligible for sale in the public market to the extent permitted by the provisions of the various vesting agreements and the securities rules and regulations applicable to these shares.

Downward fluctuations in the price of our common stock may cause our common stock to be delisted.

        On October 24, 2002 we were notified by the New York Stock Exchange that we were not in compliance with its requirement that listed securities trade at a minimum per share price of $1.00 averaged over a thirty day trading period. Our stock price subsequently increased to more than $1.00, but if it were to decline again and not recover, the New York Stock Exchange could terminate the listing of our common stock. On April 21, 2004, the closing sale price of our common stock on the New York Stock Exchange was $2.28 per share. Delisting would adversely affect the liquidity and market price of our common stock.

Anti-takeover defenses in our governing documents and certain provisions under Delaware law could prevent an acquisition of our company or limit the price that investors might be willing to pay for our common stock.

        Our governing documents and certain provisions of the Delaware General Corporation Law that apply to us could make it difficult for another company to acquire control of our company. For example:

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  Our certificate of incorporation allows our board of directors to issue, at any time and without stockholder approval, preferred stock with such terms as it may determine. No shares of preferred stock are currently outstanding. However, the rights of holders of any of our preferred stock that may be issued in the future may be superior to the rights of holders of our common stock.

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  Section 203 of the Delaware General Corporation Law generally prohibits a Delaware corporation from engaging in any business combination with a person owning 15% or more of its voting stock, or who is affiliated with the corporation and owned 15% or more of its voting stock at any time within three years prior to the proposed business combination, for a period of three years from the date the person became a 15% owner, unless specified conditions are met.

        Either or both of these factors could limit the price that certain investors would be willing to pay for shares of our common stock and could delay, prevent or allow our board of directors to resist an acquisition of our company, even if the proposed transaction was favored by a majority of our independent stockholders.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein, contain "forward-looking statements." These statements may be made directly in this prospectus or in documents incorporated by reference herein.

        Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and words and terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements. All forward-looking statements constitute our present estimates of future events and are subject to a number of factors and uncertainties, including, without limitation, the risks associated with the lack of complete data and the potential inaccuracy of data relied upon in making such forward-looking statements, that could cause actual results to differ materially from those described in the forward-looking statements. In addition, the risks related to our business, among others, could cause actual results to differ materially from those described in the forward-looking statements. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or as of the date of any document incorporated by reference in this prospectus, as applicable. We are not under any obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

        For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see our annual reports on Form 10-K and quarterly reports on Form 10-Q that we have filed with the Securities and Exchange Commission.

        All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the common stock. All proceeds will be for the account of the selling securityholders, as described below. See "Selling Securityholders" and "Plan of Distribution."

SELLING SECURITYHOLDERS

        We originally issued the common stock on February 19, 2004 in a private placement transaction exempt from the registration requirements of the Securities Act. We intend to use the net proceeds from the issuance of the common stock for general corporate purposes, including working capital.

        Selling securityholders, including their transferees, pledgees or donees or their respective successors, may from time to time offer and sell under this prospectus any or all of the common stock. When we refer to the "selling securityholders" in this prospectus, we mean those persons listed in the table below, as well as their transferees, pledgees or donees or their respective successors.

        The selling securityholders listed in the table below may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their common stock since the date as of which the information in the table is presented. Information about the selling securityholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, as required by law.

        None of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

        The following table contains information furnished to us by the selling securityholders as of February 25, 2004, with respect to the selling securityholders and the common stock beneficially owned by each selling securityholder that may be offered under this prospectus. We prepared this table based on information supplied to us by the selling securityholders named in the table and have not sought to verify such information.

Name	Number of shares of common stock beneficially owned prior to the offering	Percentage of common stock outstanding(1)	Number of shares of common stock that may be sold hereby	Number of shares of common stock beneficially owned after the offering(2)		Percentage of common stock outstanding(1)(2)	Natural person or persons with voting or investment control
Capital Ventures International	6,060,606	2.41%	6,060,606	0		*	Martin Kobinger
Cohanzick Credit Opportunities Fund, Ltd.	592,121	*	592,121	0		*	David K. Sherman
Cohanzick High Yield Partners, L.P.	592,121	*	592,121	0		*	David K. Sherman
Gabriel Capital, L.P.	1,776,364	*	1,776,364	0		*	J. Ezra Merkin
Royal Bank of Canada	3,108,400	1.24%	3,100,000	8,400		*	(3)
SF Capital Partners Ltd.	14,285,805	5.69%	3,636,364	10,649,441	(4)	4.24%	Michael A. Roth Brian J. Stark
Shepherd Investments International Ltd.	14,285,805	5.69%	1,212,121	10,649,441	(4)	4.24%	Michael A. Roth Brian J. Stark
Stark Trading	14,285,805	5.69%	1,212,121	10,649,441	(4)	4.24%	Michael A. Roth Brian J. Stark
Total	26,415,417	10.52%	18,181,818

*
Less than one percent.

(1)
Calculated based on Rule 13d-3(d)(i) of the Exchange Act based on 251,167,549 shares of common stock outstanding, which includes 212,835,811 shares of common stock outstanding as of January 30, 2004, 18,181,818 shares of common stock issued in a private placement transaction in February 2004, the resale of which is covered by this prospectus, and 20,149,920 shares issued in February 2004 in connection with the conversion of $23.98 million aggregate principal amount of our 6.50% Senior Secured Convertible Notes due 2009.

(2)
Assumes the sale of all shares offered hereby.

(3)
Selling securityholder is a reporting entity with the Securities and Exchange Commission.

(4)
Includes 10,649,441 shares beneficially owned by Staro Asset Management, LLC, a Wisconsin limited liability company, which acts as the investment manager of SF Capital Partners Ltd and Shepherd Investments International Ltd. and as general partner of Stark Trading.

PLAN OF DISTRIBUTION

        The selling securityholders and their successors, including their transferees, pledgees or donees or their respective successors, may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents. Any such broker-dealers or agents may be deemed to be underwriters. Any such underwriters, broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. We will not receive any of the proceeds from the sale of the common stock. If the common stock is to be sold by transferees, pledgees or donees or their respective successors, then we must amend the list of selling securityholders to include the transferee, pledgee or donee or their respective successors as selling securityholders by amending the registration statement, of which this prospectus is a part, or supplementing this prospectus, as required by law.

        The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

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  on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;

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  in the over-the-counter market;

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  otherwise than on these exchanges or systems or in the over-the-counter market;

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  through the writing of options, whether the options are listed on an options exchange or otherwise; or

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  through the settlement of short sales.

        In connection with the sale of common stock, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of common stock in the course of hedging the positions they assume. Upon the effectiveness of the registration statement, of which this prospectus is a part, the selling securityholders may sell short common stock and deliver these securities to close out short positions created after the effectiveness of the registration statement, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.

        The selling securityholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the shares of common stock and, if the selling securityholders default in the performance of their secured obligation, the pledgees or secured parties may offer and sell from time to time under this prospectus shares of common stock. If the common stock is to be sold by pledgees or secured parties, we must amend the list of selling securityholders to include the pledgee or secured party as a selling securityholder by amending the registration statement, of which this prospectus is a part, or supplementing this prospectus, as required by law.

        The aggregate proceeds to the selling securityholders from the sale of common stock offered by them will be the purchase price of the common stock less discounts, concessions or commissions, if any. Each selling securityholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.

        Our outstanding common stock is listed for trading on the New York Stock Exchange under the symbol "SGI."

        In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        Selling securityholders that are also registered broker-dealers who act in connection with the sale of common stock hereunder are "underwriters" within the meaning of the Securities Act and any commissions they receive and proceeds of any sale of common stock may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling securityholder can presently estimate the amount of such compensation. Selling securityholders who are "underwriters" within the meaning of the Securities Act are subject to the prospectus delivery requirements of the Securities Act. Each selling securityholder listed under "Selling Securityholders" above has informed us that it is not a registered broker-dealer.

        Each of Capital Ventures International, Royal Bank of Canada, SF Capital Partners Ltd., Shepherd Investments International Ltd. and Stark Trading has informed us that it is an affiliate of one or more broker-dealers. Each of these selling securityholders has also informed us that: (1) such selling securityholder purchased its shares of common stock in the ordinary course of business and (2) at the time that the common stock was purchased, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the common stock.

        The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

        In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

        To the extent required, the specific common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, concessions or commissions with respect to a particular offer will be set forth in an amendment to the registration statement, of which this prospectus is a part, or in a supplement to this prospectus, as required by law.

        We will keep the registration statement, of which this prospectus is a part, effective until the earlier of (i) February 19, 2006 or (ii) such time as all of the shares of common stock registered pursuant to the registration statement, of which this prospectus is a part, have been sold hereunder or pursuant to Rule 144 under the Securities Act. No sales may be made pursuant to this prospectus after such period unless we amend the registration statement, of which this prospectus is a part, or supplement this prospectus, as required by law, to indicate that we have agreed to extend such period of effectiveness.

        We have agreed, among other things, to bear all fees and expenses, other than selling expenses, discounts, concessions and commissions and expenses of counsel to the selling securityholders, in connection with the registration and sale of the shares of common stock under this prospectus.

LEGAL MATTERS

        The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell, Menlo Park, California.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended June 27, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Exchange Act. You may read and copy any reports, statements or other information on file at the Securities and Exchange Commission public reference room located at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. Securities and Exchange Commission filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the Securities and Exchange Commission at http://www.sec.gov.

        We incorporate by reference into this prospectus the documents listed below and any future filings we make with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the selling securityholders have sold all the common stock; provided, however, that we are not incorporating any information furnished under either Item 9 or Item 12 of any current report on Form 8-K except as otherwise specifically incorporated below. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.

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  Current Report on Form 8-K filed on July 11, 2003, July 14, 2003 (2 reports), July 25, 2003, August 4, 2003, October 6, 2003, October 20, 2003, December 17, 2003, January 8, 2004, January 21, 2004 (2 reports), February 11, 2004, February 20, 2004, February 26, 2004, April 15, 2004, April 20, 2004 and April 21, 2004;

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  Quarterly Report on Form 10-Q for the quarters ended September 26, 2003 and December 26, 2003;

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  Annual Report on Form 10-K for the year ended June 27, 2003; and

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  The description of our common stock contained in the Registration Statement on Form 8-A filed on November 6, 1986.

        Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing or by telephone at:

Silicon Graphics, Inc.
1500 Crittenden Lane
Mountain View, California 94043
(650) 960-1980

        The information contained on our website does not constitute a part of this prospectus.

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TABLE OF CONTENTS
SUMMARY
RISK FACTORS
SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION